EXHIBIT 99

News Release
August Technology Corporation	For Release on April 16
4900 West 78th Street
Bloomington, MN 5545 USA

Tel: 952-820-0080	Contact:	David Klenk, President & Chief Operating Officer
Fax: 952-820-0060	Phone:	(952) 820-0080
	E-mail:	david.klenk@augusttech.com

www.AugustTech.com	Contact:	Megan Rasmusson, Communications Specialist
info@augusttech.com	Phone:	(952) 259-1647
	E-mail:	megan.rasmusson@augusttech.com

August Technology Completes the Acquisition of STI

Minneapolis – April 16, 2003 – August Technology Corporation (Nasdaq:AUGT), a leading manufacturer of automated inspection equipment for the microelectronics industry, today announced it has completed the purchase of Semiconductor Technologies and Instruments, Inc. (STI), a wafer inspection company based in Plano, Texas.  The transaction is valued at approximately $2.0 million in cash and stock.

STI was formerly a business unit of Texas Instruments’ (TI) Dallas.  This group, while part of TI, was one of the early pioneers in the development of automated visual inspection systems and technology for the semiconductor industry.  STI has since emerged as the global leader for automated visual wafer inspection for probe floor applications.  Their flagship product – the WAV 1000 – is easily integrated onto a prober, providing microelectronics manufacturers with a very affordable automated solution for effectively inspecting probe marks, ink dots, and active die regions.

“The acquisition of STI further enhances August Technology’s leadership position in automated visual wafer inspection.  By combining our innovative products and inspection technologies, we will offer our customers a more complete solution for driving down costs throughout the manufacturing process,” said Jeff O’Dell, August Technology’s chairman and CEO.  “We are eager to merge our intellectual property and technical resources to continue providing state-of-the-art inspection solutions to the microelectronic industries.  With the closing of the transaction we will now maintain an August Technology technical development and applications support center in Plano.”

About August Technology

August Technology’s automated inspection solutions provide critical product and process enhancing information, which enable microelectronic device manufacturers to drive down costs and time to market.  Based in Bloomington, Minnesota, August Technology is a founding member of the Advanced Packaging and Interconnect Alliance (APiA) and an active member of the Die Products Consortium (DPC).  Additional information can be found by visiting August Technology’s web site at www.augusttech.com.

Forward Looking Statement: This release contains forward-looking statements that involve risks and uncertainties including statements regarding the anticipated closing of this transaction and statements regarding the benefits of the proposed transaction, customer solutions to be provided, and costs of tools. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from those set forth in the forward-looking statements, including, but not limited to, the risk that conditions to closing will not be satisfied, and, if the acquisition is closed, risks related to the integration of STI’s customers, the development, manufacture, shipment, delivery and acceptance of STI products, the integration of the parties intellectual property, technology and products, as well as economic risks such as a continued downturn, a further softening of the economy, political unrest in key markets or other global economic or political disruptions.  Please refer to additional risk factors stated in August Technology’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.